Exhibit 99.1
Earthstone Energy President and CEO to Participate in Fireside Chat
with Water Tower Research

The Woodlands, Texas, January 6, 2022 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”) today announced that President and CEO, Robert J. Anderson, will participate in a fireside chat with Jeff Robertson of Water Tower Research at 2:30 p.m. Eastern Time on Monday, January 10, 2022.

The discussion will focus on Earthstone’s growth through acquisitions consummated or announced in 2021, including the recently announced and pending acquisition of assets of privately held Chisholm Energy Holdings, LLC (“Chisholm”) located in the northern Delaware Basin of New Mexico (the “Chisholm Acquisition”).

Investors who are interested in listening may register through Water Tower Research using the following link: https://globalmeet.webcasts.com/starthere.jsp?ei=1516113&tp_key=6ebf5c23e3

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in the development and operation of oil and natural gas properties. Its primary assets are located in the Permian Basin of west Texas. Earthstone is listed on the New York Stock Exchange under the symbol “ESTE.” For more information, visit Earthstone’s website at www.earthstoneenergy.com.

Contacts

Mark Lumpkin, Jr.
Executive Vice President – Chief Financial Officer
281-298-4246 / mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
281-298-4246 / scott@earthstoneenergy.com